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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 60 under the Securities Act of 1933, as amended to the Registration Statement incorporation by referance of our report and the (File No. 2-47015) of our report dated October 30, 1998, on our audit of the financial statements and financial highlights of Temporary Investment Fund, Inc., which report is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the of Temporary Investment Fund, Inc. on Form N- /A reference to our Firm under the heading "Auditors" the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP
/s/ Princewaterhousecoppers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 29, 1999